Exhibit 4.27.6

Additional Agreement No. 6
to Contract on Network Connection between OAO Rostlecom and OAO Uralsvyazinform No. UF/D-MRK-01/03 dated August 01, 2003 (as amended by Agreement dated January 01, 2006)

Moscow	March 11, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and Open Joint Stock Company “Uralsvyazinform”, hereinafter referred to as the “Operator”, represented by General Director Anatoliy Yevgenievich Ufimkin, authorized to act by Charter, on the other part, hereinafter collectively referred to as the “Parties”, and separately referred to as “Party” signed this Additional Agreement (hereinafter — Agreement) on the following amendments to Clause 4.7 of Appendix 0.4  (version No. 0.7) to the Contract on Network Connection (hereinafter — Contract):

1.               Clause 4.7. of the Contract shall be amended as follows: The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. ____________ entered into by the Parties on                      .

Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

2.               This Agreement is an inseparable part of the Contract.

3.               All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.               All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

5.               The agreement is issued in the Russian language in two copies, one for  each Party.

6.               This Agreement shall come into force from the date hereof. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Telecommunications Network Connection dated January 01, 2006.

7.               Details and Signatures of the Parties

OAO Rostelecom:	OAO Uralsvyazinform:

Legal address: 127091, Moscow,	Legal address: 620014
Delegatskaya st., 5	Yekaterinburg, Moskovskaya st., 11

General Director	General Director
OAO Rostelecom	OAO Uralsvyazinform

/signed/ D.Ye. Yerokhin	/signed/ A. Ya. Ufimkin
Dated 11.03.2006	Dated 11.03.2006
Seal here	Seal here